Exhibit 99.4

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017 FINANCIAL RESULTS, THE DECLARATION OF ITS FIRST QUARTER 2018 COMMON AND PREFERRED DIVIDENDS AND THE ANNOUNCEMENT OF ITS 2018 ANNUAL STOCKHOLDERS’ MEETING

A reconciliation of non-GAAP financial measures for Funds from Operations, Adjusted Funds from Operations, and
Normalized Adjusted Funds from Operations is included in the financial table at the end of this announcement.

Bethesda, MD – March 7, 2018 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share, today announces its financial results for the fourth quarter and year ended December 31, 2017.

2017 Fourth Quarter and Other Highlights

•	Total revenue increased to $9.9 million from $3.1 million in the fourth quarter of 2016.

•	Net loss attributable to common stockholders decreased to $(0.2) million, or $(0.01) per share, from $(1.9) million, or $(0.11) per share in the fourth quarter of 2016.

•	Funds from Operations (“FFO”) increased to $0.14 per share, from $(0.06) per share in the fourth quarter of 2016.

•	Adjusted Funds from Operations ("AFFO") increased to $0.15 per share, from $0.06 per share in the fourth quarter of 2016.

•	During the fourth quarter, the Company completed seven acquisitions comprising 142,666 rentable square feet for an aggregate purchase price of $48.4 million. Based on rents in effect at the closing of each transaction, the seven properties are expected to generate aggregate annual cash rent receipts of $3.5 million. See Acquisition table herein for additional detail.

•	Subsequent to year end, the Company has completed four acquisitions containing 323,400 rentable square feet for an aggregate purchase price of $48.4 million. Based on rents in effect at the closing of each transaction, these four properties are expected to generate aggregate annual cash rent receipts of $4.2 million. See Acquisition table herein for additional detail.

•	On March 6, 2018, the Company amended its revolving credit facility to increase the aggregate size of the facility by $90 million to $340 million. As of December 31, 2017, the Company had $164.9 million of outstanding borrowings on this facility.

•	On March 6, 2018, the Company entered into a purchase agreement to acquire a four-building medical office portfolio comprising an aggregate of 155,600 rentable square feet for an aggregate purchase price of $64.2 million.

Jeff Busch, the Company’s Chief Executive Officer, commented, “We continued building our portfolio in the fourth quarter and up through today we have closed on acquisitions of $97 million of properties since the end of the third quarter of 2017, bringing our aggregate portfolio size to $520 million with a weighted average cap rate of 7.74%. I’m also pleased to report that we currently have two transactions under contract for a combined purchase price of approximately $80 million with an average cap rate of 7.94% that would increase our portfolio to $600 million. In summary, 2017 was a transformative year for us, as we significantly increased the size of our portfolio, stabilized our G&A expenses and made personnel changes at the executive level that we believe put us in the best position to have a successful 2018.”

Acquisition Activity

Completed Acquisitions Since the End of the Third Quarter of 2017

From the end of the third quarter of 2017 to date, the Company completed 11 acquisitions, encompassing an aggregate of 466,066 rentable square feet for an aggregate purchase price of $96.8 million at a weighted average cap rate of 7.90%. Summary information about these acquisitions is presented in the table below:

Property	City	Rentable Square Feet (RSF)	Purchase Price[1] (in 000s)	Annualized Base Rent[2] (in 000s)	Capitalization Rate[3]

Fourth Quarter 2017:

Texas Digestive	Ft. Worth, TX	18,084	$6,250	$431	6.90%
Heartland Clinic	Moline, IL	34,020	11,600	892	7.69%
Albertville Medical Building	Albertville, MN	21,486	6,800	481	7.07%
Amarillo Bone & Joint Clinic	Amarillo, TX	23,298	8,610	594	6.90%
Kansas City Cardiology	Lee’s Summit, MO	12,180	3,800	275	7.24%
Zion Eye Institute	St. George, UT	16,000	5,715	400	7.00%
Berks Respiratory	Wyomissing, PA	17,598	5,600	405	7.23%
Total Fourth Quarter 2017		142,666	$48,375	$3,478

First Quarter 2018 to Date:

Quad City Kidney Center	Moline, IL	27,173	$6,706	$548	8.17%
NOMS	Fremont, OH	25,893	8,286	608	7.34%
Gainesville Eye	Gainesville, GA	34,020	10,400	776	7.46%
City Hospital of White Rock	Dallas, TX	236,314	23,000	2,230	9.70%
Total First Quarter 2018 to Date		323,400	$48,392	$4,162

Totals/Weighted Average		466,066	$96,767	$7,640	7.90%

[1]	Represents the contractual purchase price.
[2]	Monthly base rent for December 2017 multiplied by 12 for fourth quarter of 2017 acquisitions and the rent in the month of acquisition multiplied by 12 for first quarter of 2018 acquisitions.
[3]	Capitalization rates are calculated based on current lease terms and do not give effect to future rent escalations.

Properties Under Contract

Summary information about transactions we have under purchase agreements as of today is presented in the table below:

Property	City	Rentable Square Feet (RSF)	Purchase Price[1] (in 000s)	Annualized Base Rent[2] (in 000s)	Capitalization Rate[3]
Orlando Health	Orlando, FL	59,594	$16,200	$1,340	8.27%
Memorial Health System	Belpre, OH	155,600	64,200	5,040	7.85%
Totals/Weighted Average		215,194	$80,400	$6,380	7.94%

[1]	Represents the contractual purchase price.
[2]	Monthly base rent in the month placed under contract multiplied by 12.
[3]	Capitalization rates are calculated based on current lease terms and do not give effect to future rent escalations.

We entered into the purchase and sale agreements for the Orlando and Belpre transactions on January 24, 2018 and March 6, 2018, respectively. We are currently in the due diligence periods for these transactions. If we identify problems with the properties or the operators of the properties during our due diligence review, we may not close the transactions on a timely basis or we may terminate the purchase agreements and not close the transactions.

2017 Fourth Quarter Financial Review

•	For the three months ended December 31, 2017, total revenue increased to $9.9 million, compared to $3.1 million for the fourth quarter of the prior year. The year-over-year increase was primarily the result of increased rental revenue due to the Company’s larger property portfolio.

•	Total expenses for the three months ended December 31, 2017 were $8.6 million, compared to $5.1 million in the same quarter of the prior year. Within total expenses, general and administrative expenses were $1.1 million in the fourth quarter of 2017, down from $1.3 million in the prior year quarter. This decrease in general and administrative expenses was primarily the result of a reduction in non-cash LTIP expense.

•	Net loss attributable to common stockholders for the three months ended December 31, 2017 was $(0.2) million, or $(0.01) per share, compared to $(1.9) million, or $(0.11) per share for the fourth quarter of the prior year. This decrease was primarily due to significantly higher rental revenue, compared to the prior year quarter.

•	Quarterly FFO per share grew to $0.14, compared to $(0.06) for the fourth quarter in the prior year.

•	Quarterly AFFO per share grew to $0.15, compared to $0.06 for the fourth quarter in the prior year.

•	Quarterly Normalized Adjusted Funds from Operations (“Normalized AFFO”) per share grew to $0.15, compared to $0.06 for the fourth quarter in the prior year.

2017 Full Year Financial Review

•	For the year ended December 31, 2017, total revenue increased to $30.3 million, compared to $8.2 million for the prior year. This increase was primarily due to the increased size of the Company’s property portfolio.
•	Total expenses for the year ended December 31, 2017 were $30.4 million, compared to $14.6 million in the prior year. The year-over-year growth in total expenses was largely driven by the significantly increased size of the Company’s property portfolio. Within total expenses, general and administrative expenses were $5.5 million for the year ended December 31, 2017, compared to $4.2 million in 2016. This increase was primarily due to increased costs associated with our Sarbanes-Oxley implementation efforts and a full year’s worth of public company costs.
•	Net loss attributable to common stockholders for the year ended December 31, 2017 was $(1.8) million, or $(0.09) per share, compared to $(6.4) million, or $(0.68) per share for the prior year. This decrease was primarily due to increased rental revenue driven by the growth in the Company’s property portfolio.
•	The Company’s FFO per share for the year ended December 31, 2017 grew to $0.41, compared to $(0.43) for the prior year.
•	The Company’s AFFO per share for the year ended December 31, 2017 grew to $0.54, compared to $(0.03) for the prior year.
•	The Company’s Normalized AFFO per share for the year ended December 31, 2017 grew to $0.56 compared to $(0.02) for the prior year.

Balance Sheet Summary

•	The Company’s cash and cash equivalents balance was $5.1 million as of December 31, 2017 compared to $19.7 million as of December 31, 2016.
•	The Company’s gross investment in real estate as of December 31, 2017 was $471.5 million compared to $206.9 million as of December 31, 2016.
•	The Company’s total debt, which includes outstanding borrowings on the revolving credit facility, notes payable (net of unamortized deferred financing costs), and related party debt, was $203.4 million as of December 31, 2017, compared to $66.5 million as of December 31, 2016. The Company’s weighted-average interest rate and term of its debt was 3.72% and 2.94 years, respectively, as of December 31, 2017.

Declaration of First Quarter Common Stock and Preferred Stock Dividends

The Company announced today that its Board of Directors authorized:

•	a $0.20 per share cash dividend to common stockholders of record as of March 22, 2018, to be paid on April 10, 2018. This dividend represents the Company’s first quarter 2018 dividend payment to its common stockholders; and
•	a $0.46875 per share cash dividend to holders of record as of April 15, 2018 of its Series A Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) to be paid on April 30, 2018. This dividend represents the Company’s quarterly dividend on its Series A Preferred Stock for the period from January 31, 2018 through April 29, 2018.

2018 Annual Stockholders’ Meeting

The Company’s Board of Directors has set the date for the Company’s 2018 annual meeting of stockholders (the “Annual Meeting”) for Wednesday, May 30, 2018, at the offices of its external corporate counsel, Vinson & Elkins L.L.P., located at 2200 Pennsylvania Avenue NW, Suite 500 West, Washington, DC 20037 at 10:00 a.m. (EDT). Stockholders of record at the close of business on April 4, 2018 will be entitled to notice of and to vote at the Annual Meeting.

Earnings Call

The Company will hold its fourth quarter 2017 conference call on March 8, 2018, at 9:00 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet via the “Investor Relations” section of the Company’s website at www.globalmedicalreit.com or by clicking on the conference call link http://globalmedicalreit.equisolvewebcast.com/q4-2018, or they may participate in the conference call by dialing 1-877-407-3948 and referencing Global Medical REIT Inc. An audio replay of the conference call will be posted on the Company’s website.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to strong clinical operators with leading market share. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2016.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, expected financial performance or other financial items and statements regarding future dividend payments; any other statements concerning our plans, strategies, objectives and expectations for future operations, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties; any statements regarding the expected size and growth of the healthcare real estate market, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K and in our filings with the United States Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

COMPANY CONTACT:		INVESTOR RELATIONS:
-OR-
Global Medical REIT Inc.		The Equity Group Inc.
Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

GLOBAL MEDICAL REIT INC.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue
Rental revenue	$9,293	$3,085	$28,511	$8,080
Expense recoveries	571	-	1,712	-
Other income	10	38	121	131
Total revenue	9,874	3,123	30,344	8,211

Expenses
Acquisition fees	393	1,568	2,523	1,568
Acquisition fees – related party	-	-	-	754
General and administrative	1,071	1,295	5,489	4,219
Operating expenses	626	19	1,860	73
Management fees – related party	1,064	627	3,123	1,434
Depreciation expense	2,557	806	7,929	2,335
Amortization expense	746	42	2,072	42
Interest expense	2,168	696	7,435	4,139
Total expenses	8,625	5,053	30,431	14,564

Net loss	$1,249	$(1,930)	$(87)	$(6,353)
Less: Preferred stock dividends	(1,456)	-	(1,714)	-
Less: Net loss attributable to noncontrolling interest	14	-	49	-
Net loss attributable to common stockholders	$(193)	$(1,930)	$(1,752)	$(6,353)

Net loss attributable to common stockholders per share – basic and diluted	$(0.01)	$(0.11)	$(0.09)	$(0.68)

Weighted average shares outstanding – basic and diluted	21,631	17,606	19,617	9,302

GLOBAL MEDICAL REIT INC.

Consolidated Balance Sheets

(in thousands, except par values)

	As of December 31,
	2017	2016
Assets
Investment in real estate:
Land	$42,701	$17,786
Building	384,338	179,253
Site improvements	4,808	1,465
Tenant improvements	8,010	1,186
Acquired lease intangible assets	31,650	7,187
	471,507	206,877
Less: accumulated depreciation and amortization	(13,594)	(3,367)
Investment in real estate, net	457,913	203,510
Cash	5,109	19,671
Restricted cash	2,005	941
Tenant receivables	704	212
Escrow deposits	1,638	1,212
Deferred assets	3,993	705
Deferred financing costs, net	2,750	927
Other assets	459	141
Total assets	$474,571	$227,319

Liabilities and Stockholders’ Equity
Liabilities:
Revolving credit facility	$164,900	$27,700
Notes payable, net of unamortized discount of $930 and $1,062 at December 31, 2017 and 2016, respectively	38,545	38,413
Notes payable to related parties	-	421
Accounts payable and accrued expenses	2,020	574
Dividends payable	5,638	3,604
Security deposits and other	2,128	720
Due to related parties, net	1,036	581
Acquired lease intangible liability, net	1,291	278
Total liabilities	215,558	72,291
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 and no shares issued and outstanding at December 31, 2017 and 2016, respectively (liquidation preference of $77,625 and $0, respectively)	74,959	-
Common stock, $0.001 par value, 500,000 shares authorized; 21,631 shares and 17,606 shares issued and outstanding at December 31, 2017 and 2016, respectively	22	18
Additional paid-in capital	205,788	171,997
Accumulated deficit	(34,434)	(16,987)
Total Global Medical REIT Inc. stockholders' equity	246,335	155,028
Noncontrolling interest	12,678	-
Total equity	259,013	155,028
Total liabilities and stockholders' equity	$474,571	$227,319

GLOBAL MEDICAL REIT INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2017	2016
Operating activities
Net loss	$(87)	$(6,353)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	7,929	2,335
Amortization of acquired lease intangible assets	2,072	42
Amortization of above (below) market leases, net	129	(1)
Amortization of deferred financing costs	1,224	350
Stock-based compensation expense	1,796	1,685
Capitalized deal costs charged to expense	19	-
Advisory expense settled in OP Units	232	-
Changes in operating assets and liabilities:
Restricted cash	(993)	(558)
Tenant receivables	(492)	(212)
Deferred assets	(3,288)	(681)
Other assets	(144)	-
Accounts payable and accrued expenses	1,355	(40)
Security deposits and other	1,408	719
Accrued management fees due to related party	443	(9)
Net cash provided by (used in) operating activities	11,603	(2,723)
Investing activities
Purchase of land, buildings, and other tangible and intangible assets and liabilities	(252,220)	(150,459)
Escrow deposits for purchase of properties	(352)	104
Loans repayments from (made to) related party	21	138
Pre-acquisition costs for purchase of properties	(102)	(141)
Net cash used in investing activities	(252,653)	(150,358)
Financing activities
Net proceeds received from preferred stock offering	74,959	-
Net proceeds received from common equity offerings	33,795	137,288
Change in restricted cash	(71)	64
Escrow deposits required by third party lenders	(74)	(862)
Loans (repaid to) from related party	(9)	(395)
(Repayment of) proceeds from convertible debenture, due to related party	-	(10,000)
Proceeds from notes payable from acquisitions	-	41,321
Repayment of notes payable from acquisitions	-	(25,634)
Proceeds from note payable from related party	-	1,950
Repayment of note payable from related party	(421)	(1,950)
Proceeds from revolving credit facility, net	137,200	27,700
Payments of deferred financing costs	(2,915)	(2,036)
Dividends paid to common stockholders, and OP Unit and LTIP Unit holders	(15,231)	(3,878)
Dividends paid to preferred stockholders	(745)	-
Net cash provided by financing activities	226,488	163,568
Net (decrease) increase in cash and cash equivalents	(14,562)	10,487
Cash and cash equivalents—beginning of period	19,671	9,184
Cash and cash equivalents—end of period	$5,109	$19,671
Supplemental cash flow information:
Cash payments for interest	$5,746	$4,099
Noncash financing and investing activities:
Accrued dividends payable	$5,638	$3,604
Conversion of convertible debenture due to majority stockholder to common stock	$-	$30,030
Reclassification of common stock offering costs to additional paid-in capital	$443	$1,681
Reclassification of preferred stock offering costs to preferred stock balance	$221	$-
OP Units issued for noncash transaction	$11,300	$-

Non-GAAP Financial Measures

Funds from operations (“FFO”), Adjusted funds from operations (“AFFO”), and Normalized AFFO are non-GAAP financial measures within the meaning of the rules of the SEC. The Company considers FFO, AFFO, and Normalized AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before non-controlling interests of holders of operating partnership units, excluding gains (or losses) from sales of property and extraordinary items, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The Company did not incur any gains or losses from the sales of property or record any adjustments for unconsolidated partnerships and joint ventures during the years ended December 31, 2017 and 2016. Because FFO excludes real estate related depreciation and amortization (other than amortization of deferred financing costs), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include recurring acquisition and disposition costs, loss on the extinguishment of debt, recurring straight line deferred rental revenue, recurring stock-based compensation expense, recurring amortization of deferred financing costs, recurring capital expenditures, recurring lease commissions, recurring tenant improvements, an advisory fee settled with the issuance of OP Units, and other items.

Management calculates Normalized AFFO, which is also a non-GAAP financial measure, by modifying AFFO by adjusting for non-recurring income and expenses. For the Company this item includes the costs of establishing a system of Sarbanes-Oxley compliant internal controls and procedures. During the second and third quarters of 2017, Normalized AFFO included the portion of our General Counsel and Secretary’s salary for 2017 that is reimbursable by the Company to Inter-American Management, LLC, the Company’s external manager (the “Advisor”). During the fourth quarter of 2017, the Company learned that the Advisor may request that such reimbursement arrangement be extended; therefore, until the terms of such potential extension are finalized, the Company is removing such expense from Normalized AFFO.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. Management also considers Normalized AFFO to be a useful measure to evaluate the Company’s operating results excluding non-recurring income and expenses. Normalized AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. The Company’s FFO, AFFO, and Normalized AFFO computations may not be comparable to FFO, AFFO, and Normalized AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does or that compute FFO, AFFO, and Normalized AFFO in a different manner.

Global Medical REIT Inc.
Reconciliation of FFO, AFFO, and Normalized AFFO

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(unaudited, in thousands except per share amounts)

Net income (loss)	$1,249	$(1,930)	$(87)	$(6,353)
Less: Preferred stock dividends	(1,456)	-	(1,714)	-
Depreciation and amortization expense	3,303	849	10,001	2,377
Amortization of above market leases	115	(1)	129	(1)
FFO	$3,211	$(1,082)	$8,329	$(3,977)
Acquisition costs	393	1,568	2,523	2,322
Straight line deferred rental revenue	(1,064)	(459)	(3,137)	(681)
Stock-based compensation expense	315	854	1,796	1,685
Amortization of deferred financing costs	384	135	1,224	350
Non-cash advisory fee	113	-	232	-
AFFO	$3,352	$1,016	$10,967	$(301)
Professional fees and services related to Sarbanes-Oxley implementation	50	48	430	73
Normalized AFFO	$3,402	$1,064	$11,397	$(228)

Net loss attributable to common stockholders per share – basic and diluted	$(0.01)	$(0.11)	$(0.09)	$(0.68)
FFO per Share	$0.14	$(0.06)	$0.41	$(0.43)
AFFO per Share	$0.15	$0.06	$0.54	$(0.03)
Normalized AFFO per Share	$0.15	$0.06	$0.56	$(0.02)

Weighted Average Shares and Units Outstanding – basic and diluted	22,807	17,606	20,242	9,302

Reconciliation of Weighted Average Shares and Units Outstanding

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Weighted Average Common Shares	21,631	17,606	19,617	9,302
Weighted Average OP Units	757	-	204	-
Weighted Average LTIP Units	419	-	421	-
Weighted Average Shares and Units Outstanding – basic and diluted	22,807	17,606	20,242	9,302